As filed with the Securities and Exchange Commission on August 30, 2005.

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Aspreva Pharmaceuticals Corporation
(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0435540
(State of Incorporation)	(I.R.S. Employer Identification No.)

1203 - 4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8
(250) 744-2488
(Address of principal executive offices)

Aspreva 2002 Incentive Stock Option Plan
(Full title of the plan)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Hector MacKay-Dunn, Q.C. Trevor R. Scott, Esq. Farris, Vaughan, Wills & Murphy 25th Floor, 700 West Georgia Street Vancouver, British Columbia Canada V7Y 1B3 (604) 684-9151	Barbara A. Kosacz, Esq. Laura A. Berezin, Esq. John T. McKenna, Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306-2155 USA (650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, without par value, and associated share purchase rights	3,531,000 shares	$4.72 - $15.84	$33,233,629.92	$3,911.60

(1)

Pursuant to Rule 416(a), this Registration Statement shall also cover any additional common shares of the Registrant that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding common shares of the Registrant.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s Aspreva 2002 Incentive Stock Option Plan and translated from Canadian dollars into United States dollars at the August 26, 2005 noon buying rate published by the Federal Reserve Bank of New York, being US$1.00 = C$1.1949, and (b) the average of the high and low prices of the Registrant’s common shares as quoted on the NASDAQ National Market on August 23, 2005.

The chart below details the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares reserved for future grant under the Aspreva 2002 Incentive Stock Option Plan	1,489,866	$15.84 (2)(b)	$23,599,477.44
Shares issuable pursuant to outstanding options under the Aspreva 2002 Incentive Stock Option Plan	2,041,134	$4.72 (2)(a)	$9,634,152.48
Proposed Maximum Offering Price			$33,233,629.92
Registration Fee			$3,911.60

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Aspreva Pharmaceuticals Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

     (a) The Registrant’s prospectus filed on March 4, 2005 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form F-1 (File No. 333-122234), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

     (b) The description of the Registrant’s common shares which is contained in a registration statement on Form 8-A filed on February 18, 2005 (File No. 000-51169) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     (c) The Registrant’s Quarterly Report on Form 10-Q (File No. 000-51169) for the three months ended March 31, 2005, filed on May 13, 2005.

     (d) The Registrant’s Quarterly Report on Form 10-Q (File No. 000-51169) for the three months ended June 30, 2005, filed on August 10, 2005.

     (e) All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

     Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the issuance of the common shares offered by this prospectus and certain other legal matters are being passed upon for the Registrant by Farris, Vaughan, Wills & Murphy, LLP, Vancouver, British Columbia. As of the date of this Registration Statement, R. Hector MacKay-Dunn, Q.C., a member of the Registrant’s board of directors and its Corporate Secretary and a senior partner of Farris, Vaughan, Wills & Murphy, LLP, beneficially holds a stock option to purchase up to 32,100 common shares. As of the date of this Registration Statement, GC&H Investments, LLC, an investment partnership composed of certain partners of and persons associated with the Registrant’s U.S. counsel, Cooley Godward LLP, beneficially owned 14,569 common shares and a warrant to purchase up to 2,913 common shares.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the British Columbia Business Corporations Act (the “BCBCA”), the Registrant may indemnify an individual who:

  is or was a director or officer of the Registrant;
  is or was a director or officer of another corporation: (a) at the time when such corporation is or was an affiliate of the Registrant; or, (b) at the request of the Registrant; or
  at the request of the Registrant, is or was, acting in a similar capacity of another entity,

against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such eligible party is involved because of that association with the Registrant or other entity.

However, indemnification is prohibited under the BCBCA if:

  such eligible party did not act honestly and in good faith with a view to the Registrant’s best interests (or the other entity, as the case may be); and
  in the case of a proceeding other than a civil proceeding, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful.

     The Registrant may not indemnify or pay the expenses of an eligible party in respect of an action brought against an eligible party by or on behalf of the Registrant.

     The BCBCA allows the Registrant to pay, as they are incurred in advance of a final disposition of a proceeding, the expenses actually and reasonably incurred by the eligible party, provided that the Registrant receives from such eligible party an undertaking to repay the amounts advanced if it is ultimately determined that such payment is prohibited.

Despite the foregoing, on application by the Registrant or an eligible party, a court may:

  order the Registrant to indemnify an eligible party in respect of an eligible proceeding;
  order the Registrant to pay some or all of the expenses incurred by an eligible party in an eligible proceeding;
  order enforcement of or any payment under an indemnification agreement;
  order the Registrant to pay some or all of the expenses actually and reasonably incurred by a person in obtaining the order of the court; and/or make any other order the court considers appropriate.

     The BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party (or their heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position of the Registrant or that of an associated corporation.

     The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify its directors, former directors or alternate directors and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, all legal proceedings, investigative actions or other eligible proceedings (whether current, threatened, pending or completed) to which such person is or may be liable, and the Registrant must, after the final disposition of a legal proceeding, investigative action or other eligible proceeding, pay the expenses (which includes costs, charges and expenses, including legal and other fees but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by such person in respect of that proceeding.

     The Registrant has entered into an indemnity agreement with certain of its directors and officers which provide, among other things, that the Registrant will indemnify such persons for expenses actually and reasonably incurred by them because of any claim made in a proceeding by reason of the fact they were a director and/or officer; provided that, the Registrant is only obligated to indemnify any such person if, among other things, he or she acted honestly and in good faith with a view to the Registrant’s best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.

     The Registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy: (a) insures directors and officers against losses for which the Registrant does not indemnify and which losses arise from certain wrongful acts in the indemnified parties’ capacities as directors and officers; and, (b) reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers.

     At present, the Registrant is not aware of any pending litigation or proceeding involving any of its directors, officers, employees or agents in such person’s capacity with the Registrant where indemnification will be required or permitted. The Registrant is also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

EXHIBITS

Exhibit Number	Description

4.1(1)	Notice of Articles of the Registrant.
4.2(2)	Articles of the Registrant.
4.3(3)	Specimen certificate evidencing the Registrant’s common shares.
4.4(4)	Shareholder Rights Plan Agreement between the Registrant and Computershare Investor Services Inc. dated February 4, 2005.
5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP regarding the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Farris, Vaughan, Wills & Murphy LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained in the Signatures section to this Registration Statement).
99.1(5)	Aspreva 2002 Incentive Stock Option Plan.
99.2(6)	Form of Stock Option Agreement with respect to the Aspreva 2002 Incentive Stock Option Plan.

(1)

Previously filed as Exhibit 3.1 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(2)

Previously filed as Exhibit 3.2 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(3)

Previously filed as Exhibit 4.1 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(4)

Previously filed as Exhibit 4.2 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(5)

Previously filed as Exhibit 10.3 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(6)

Previously filed as Exhibit 10.4 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Province of British Columbia, Canada on August 29, 2005.

ASPREVA PHARMACEUTICALS CORPORATION

By:	/s/ Richard M. Glickman
Richard M. Glickman
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Glickman and Bruce G. Cousins, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chairman and Chief Executive
/s/ Richard M. Glickman	Officer	August 29, 2005
Richard M. Glickman	(principal executive officer)

Chief Financial Officer
/s/ Bruce G. Cousins	(principal financial and	August 29, 2005
Bruce G. Cousins	accounting officer)

/s/ Kirk K. Calhoun	Director	August 29, 2005
Kirk K. Calhoun

/s/ Noel F. Hall	Director	August 29, 2005
Noel F. Hall

/s/ Ronald M. Hunt	Director	August 29, 2005
Ronald M. Hunt

/s/ Julia G. Levy, Ph.D.	Director	August 29, 2005
Julia G. Levy, Ph.D.

/s/ R. Hector MacKay-Dunn, Q.C.	Director	August 29, 2005
R. Hector MacKay-Dunn, Q.C.

/s/ George M. Milne, Ph.D.	Director	August 29, 2005
George M. Milne, Ph.D.

/s/ Arnold L. Oronsky, Ph.D.	Director	August 29, 2005
Arnold L. Oronsky, Ph.D.

/s/ Kirk K. Calhoun	(Authorized U.S. Representative)	August 29, 2005
Kirk K. Calhoun

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	Notice of Articles of the Registrant.
4.2(2)	Articles of the Registrant.
4.3(3)	Specimen certificate evidencing the Registrant’s common shares.
4.4(4)	Shareholder Rights Plan Agreement between the Registrant and Computershare Investor Services Inc. dated February 4, 2005.
5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP regarding the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Farris, Vaughan, Wills & Murphy LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained in the Signatures section to this Registration Statement).
99.1(5)	Aspreva 2002 Incentive Stock Option Plan.
99.2(6)	Form of Stock Option Agreement with respect to the Aspreva 2002 Incentive Stock Option Plan.

(1)

Previously filed as Exhibit 3.1 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(2)

Previously filed as Exhibit 3.2 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(3)

Previously filed as Exhibit 4.1 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(4)

Previously filed as Exhibit 4.2 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(5)

Previously filed as Exhibit 10.3 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.

(6)

Previously filed as Exhibit 10.4 to the Registrant’s registration statement of Form F-1, as amended (333- 122234), originally filed with the Commission on January 24, 2005, and incorporated by reference herein.